U.S. NEWS RELEASE: December 15, 2003
Contact Information: Mr. Dallas Talley, CEO, Capacitive Deionization Technology Systems, Inc., 13636 Neutron Road, Dallas, Texas 75244, phone (972) 934-1586; e-mail: cdtinc@cdtwater.com

CDT SYSTEMS, INC. ESTABLISHES JOINT VENTURE
IN JAPAN WITH AIR WATER, INC.

Capacitive Deionization Technology Systems, Inc., (CDT Systems) [CDTN], Dallas, Texas announced it completed an Agreement with Air Water, Inc., Osaka, Japan, whereby the Companies will establish CDT Japan, an assembling and marketing Joint Venture. The JV Agreement has been approved by CDT Systems Board of Directors and subject to formal approval by Air Water, Inc. Board of Directors prior to December 29, 2003.

Air Water entered into a strategic alliance with CDT Systems in year 2000 with a $500,000 equity investment in CDT Systems.

Air Water evaluated CDT System's Capacitive Deionization Technology (CDT) and Japanese marketability for over two years; the results supported the establishment of a Joint Venture initially focusing on assembly of CDT AquaCells in Japan. If approved by the U.S. Government, the Joint Venture would have first right of refusal to establish a turnkey manufacturing facility in Japan.

The terms of the Joint Venture provide for Air Water to make a $250,000 USD capital investment in CDT Systems; this will include the purchase of 250,000 shares of CDT Common Stock, and Carbon Aerogel to assemble 20 CDT AquaCells.

Mr. Takeshi Ogata, a member of CDT Systems Board of Directors and former Senior Executive of Itochu Corporation (Tokyo) was instrumental in creation of the Joint Venture. Mr. Ogata, stated, "CDT Japan, with Air Water's manufacturing and engineering strengths, will help accelerate the continuing commercialization and enhancements of CDT. The Joint Venture will establish a second source of CDT AquaCells production, allow Air Water to develop the Japanese market, and provide technical, marketing and support services to the Asia Pacific market place."

Air Water is a $1.8 Billion manufacturing and engineering company, which includes seven manufacturing plants and three research centers. The Company has over 6700 employees and 139 affiliated companies, and was formed by the merger of Sumitomo Water, Kyodo Oxygen and Daido Hoxan. Air Water is a Joint Venture partner with Air Products and Chemicals, Inc. USA, and the Kinetics Group (California).

CDT Systems, Dallas, Texas entered into an engineering and manufacturing and marketing license agreement with Lawrence Livermore National Laboratories in 1997, whereby the Company obtained rights to Lawrence Livermore's capacitive deionization patents and technology for water applications. CDT Systems has focused on enhancing the technology and establishing a volume manufacturing process while commercializing CDT. The Company is in negotiations to establish a production facility in Texas.

CDT Systems recently completed the required U.S. Securities and Exchange Commission filings, whereby the Company achieved a fully reporting status. Filing has been submitted for listing the Company on the Over the Counter Bulletin Board (OTCBB).